Exhibit 14.1

hhgregg Code of Business Conduct and Ethics
For All Employees, Executive Officers and Directors
Introduction
We strive to apply high ethical, moral and legal principles in every aspect of our business conduct.  This Code of Business Conduct and Ethics (the Code) is a guide for each of our employees, executive officers and directors to follow in meeting these principles.  We will make this Code available on our website at www.hhgregg.com and shall disclose such availability in our Annual Report on Form 10-K and in our Annual Proxy Statement.

This Code describes certain ethical principles that we have established for the conduct of our business, and outlines certain key legal requirements of which you must be generally aware and with which you must comply.  While this Code does not cover every issue that may arise, it sets out basic principles to guide you in the course of performing your duties and responsibilities to hhgregg.

This Code is designed to deter wrongdoing and promote the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications we make;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting to an appropriate person or persons identified herein of violations of this Code; and

•	accountability for adherence to this Code.

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If you or another employee, executive officer or director are concerned about a possible ethical or illegal situation or any violation of this Code or are not sure whether specific conduct meets applicable hhgregg standards, you should discuss the situation with an immediate supervisor or contact our General Counsel or Head of Human Resources.  If you are an executive officer or member of hhgregg’s board of directors, you should discuss the situation with the board of directors or a committee of the board of directors.  Anyone who violates the standards contained in this Code will be subject to disciplinary action, which may include termination.  We will treat as confidential, to the extent possible, all information we receive from you with respect to a possible ethical or illegal situation and will not take any retributive or retaliatory action by reason of such disclosure against you if you disclose this information in good faith.

•	Conflicts of Interest

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A “conflict of interest” exists when your private interest interferes in any way or appears to interfere with our interests.  A conflict of interest can arise when you act in a matter, or have interests, that may make it difficult for you to objectively and effectively perform your work for us.  Conflicts of interest also can arise when you, or members of your family, receive improper personal benefits because of your position at hhgregg.

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Unless approved by the board of directors or a committee of the board of directors, neither you, nor any member of your immediate family, can acquire a financial interest in, or accept employment with, any entity doing business with hhgregg if the interest or employment could conflict with your duties to hhgregg and the performance of such duties.  It is usually a conflict of interest for you to work simultaneously, even on a part-time or temporary basis, for a competitor, customer or supplier of hhgregg.  You cannot work for a competitor as an employee, consultant, contractor or board member unless approved by the board of directors or a committee of the board of directors.

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In addition, you and your immediate family members cannot accept material gifts or favors that could create the appearance that your business judgment could be affected by the receipt of such gifts or favors.  You and members of your immediate family can accept gifts of nominal value from existing sources, prospective sources and persons, firms or companies with whom hhgregg does or might do business.  Customary meals, refreshments, vendor retreats or events, entertainment and other business courtesies (sometimes including spouses) are permitted as long as the cost is reasonable, the activity is clearly related to and necessary for hhgregg’s relationship, and the vendor is in attendance.

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The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers.  You cannot offer gifts or favors to any employee of a competitor, supplier or customer of hhgregg, or a member of such employee’s immediate family, if the gifts or favors might place the recipient under any obligation to you or to hhgregg.

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Conflicts of interest are prohibited as a matter of hhgregg policy.  Conflicts of interest may not always be apparent so if you have a question regarding whether a particular situation is a conflict of interest, you should consult with your immediate supervisor or contact hhgregg’s General Counsel or Head of Human Resources.  If you are an executive officer or member of the board of directors, you should consult with the board of directors or a committee of the board of directors.  You must bring any conflict of interest or potential conflict of interest to the attention of your immediate supervisor or hhgregg’s General Counsel or Head of Human Resources, or follow the procedures described in the Section below titled Compliance Procedures.

•	Corporate Opportunities

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You cannot personally take for yourself business opportunities discovered using hhgregg property, information or position.  You cannot use hhgregg property, information or position for personal gain.  It is your duty and responsibility to advance hhgregg’s legitimate interests when the opportunity to do so arises.

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At the date of the adoption of this Code, hhgregg has members of its board of directors who are partners or employees of private equity funds.  This Code acknowledges the fact that such private equity funds and related investment entities routinely invest in a number of retail companies.  As a result, notwithstanding anything in this Code to the contrary, if a member of hhgregg’s board of directors who is also a partner or employee of an entity that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages such an entity, referred to throughout this Code as a Fund, acquires knowledge of a potential transaction or other matter in such individual’s capacity as a partner, manager or employee of the Fund (and other than directly in connection with such individual’s service as a member of hhgregg’s board of directors) and that may be an opportunity of interest for both hhgregg and such Fund, then hhgregg has no expectancy that such director or Fund offer an opportunity to participate in that corporate opportunity to hhgregg.  In addition, provided that the director complies with the disclosure procedure outlined in this Code, acts in good faith, and otherwise complies with all applicable legal and stock exchange requirements, any investment or other involvement by the director or Fund in any corporate opportunity shall not be considered a violation of this Code.

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Confidentiality
You must maintain the confidentiality of all confidential and non-public information entrusted to you by hhgregg and our customers and suppliers, except when disclosure is authorized by an executive officer of hhgregg or required by applicable laws or regulations.

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Confidential information includes all information that, if disclosed, might be of use to our competitors or harmful to us or our customers or suppliers.  It also includes information that hhgregg customers and suppliers have entrusted to us.  For example, confidential information includes customer lists, financial documents, pricing, manufacturer and vendor information, corporate development materials, financial results or trends, the cost of goods, personnel files, manuals and procedures, proprietary information (as discussed below), computer software, design documents, videos and internal reports and memoranda.  Information that we have made public, such as information presented in press releases, advertisements or documents filed with governmental regulatory authorities, is not confidential information.  The obligation to preserve confidential information extends beyond the term of employment with, or service to, hhgregg.

•	Fair Dealing We seek to outperform our competition fairly and honestly through superior performance and not through unethical or illegal business practices. You must endeavor to deal fairly with your colleagues and customers, suppliers and competitors of hhgregg.  You cannot steal proprietary information, possess trade secret information obtained without the owner’s consent or induce such disclosures by past or present employees of other companies.  You may not take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts or any other unfair-dealing practice.  Your knowing or deliberate falsification of any documents or data may be the basis for immediate discharge and may subject you to civil and/or criminal penalties.

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Protection and Proper Use of Company Assets
You must endeavor to protect our assets and property and ensure their efficient use.  Theft, carelessness and waste have a direct impact on our profitability.  You must report any suspected incident of fraud or theft immediately for investigation to your immediate supervisor or our General Counsel or Head of Human Resources.  If you are an executive officer or member of the board of directors you must report such fraud or theft to the board of directors or a committee of the board of directors.  You must use all assets and property of hhgregg for legitimate business purposes only.

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Your obligation to protect our assets includes our proprietary information.  Proprietary information includes business, marketing and service plans, databases, customer information, records, salary information, intellectual property and any unpublished financial data and reports.  Unauthorized use or distribution of this information violates our policy and may subject you to civil and/or criminal penalties.

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Compliance with Laws, Rules and Regulations
You must respect and obey the laws, rules and regulations of the cities, states and countries in which we operate.  You must contact our General Counsel or Head of Human Resources with any questions as to the applicability of any law, rule or regulation or the appropriate manner of compliance therewith.

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Insider Trading
If you have access to confidential information you cannot use or share such information for stock trading purposes or for any other purpose except the proper conduct of our business.  We will deal firmly with all instances of insider trading.  If you have any questions regarding non-public information and the use of such information you should contact our General Counsel.

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Discrimination and Harassment
We require strict adherence to our policies and applicable laws regarding equal employment opportunities and discrimination in the workplace.  We will not tolerate any illegal discrimination or harassment of any kind.  Relationships with colleagues and business relationships with competitors, suppliers and customers always must be conducted free of any discrimination, including based on race, color, creed, religion, age, sex, sexual preference, national origin, marital status, veteran status, handicap or disability.  Examples of illegal discrimination or harassment include derogatory comments based on any of the preceding characteristics and unwelcome sexual advances.

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Health and Safety
We will not tolerate violence or threatening behavior in the workplace.  You are required to report to work in condition to perform your duties, free from the influence of illegal drugs or alcohol.  We will not tolerate the use of illegal drugs in the workplace or on any of our property.

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Record-Keeping
We require honest and accurate recording and reporting of information in order to make responsible business decisions.  You must document and record accurately all business expense accounts you use.  If you are unsure whether a certain expense is legitimate, you should ask your immediate supervisor or our Chief Financial Officer.  If you are an executive officer or member of the board of directors you should confer with the board of directors or a committee of the board of directors.  Rules and guidelines regarding business expenses are available from our accounting department.

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All of our books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect our transactions and must conform both to applicable legal requirements and to our system of internal controls.  Unrecorded or “off the books” funds or assets cannot be maintained unless permitted by applicable laws or regulations.

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You must avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies in business records and communications.  This prohibition applies equally to e-mail, internal memos and formal reports.

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Payments to Government Personnel or Candidates for Office
You must comply with the Foreign Corrupt Practices Act, which prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political parties or candidates to obtain or retain business and prohibits making payments to government officials of any country.  You may not give to, or receive from, any government official kickbacks, bribes, rebates or other illegal consideration.  When dealing with government agencies you must be aware of, and comply with, any agency rules limiting or prohibiting gifts or other favors.

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We cannot contribute, directly or indirectly, to any political campaign or party.  You cannot use expense accounts to pay for any personal political contributions or seek any other form of reimbursement from us for such contributions.  Of course, you are free to engage in political activity with your own resources on your own time.

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Waivers of the Code of Business Conduct and Ethics
Any waiver of this Code for executive officers or directors requires the approval of the board of directors and must be disclosed promptly as required by applicable law, rules or regulations.

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Reporting any Illegal or Unethical Behavior
You are encouraged to talk to immediate supervisors or our General Counsel or Head of Human Resources about observed illegal or unethical behavior when unsure about the best course of action to take in a particular situation.  If you are an executive officer or member of the board of directors you should discuss such behavior with the board of directors or a committee of the board of directors.  In addition, you must report violations of laws, rules, regulations or this Code to immediate supervisors or our chief General Counsel or Head of Human Resources.  If you are an executive officer or member of the board of directors you must report such matters to the board of directors or a committee of the board of directors.  We prohibit retaliation for reports of ethical misconduct made by you in good faith.  If a situation requires that your identity not be disclosed, we will protect your anonymity to the extent legally possible.  We will not permit retaliation of any kind against you for good faith reports of ethical violations.

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Compliance Procedures
This Code broadly describes the ethical standards by which we conduct our business.  If you are uncertain as to the applicability of any of these standards to a particular situation or the propriety of any contemplated course of action, we encourage you to discuss the potential situation with your immediate supervisor or our General Counsel or Head of Human Resources.  If you are an executive officer or member of the board of directors you should discuss the potential situation with the board of directors or a committee of the board of directors.  In any case where you feel that it is not appropriate to discuss an issue with an immediate supervisor, or where you do not feel comfortable approaching an immediate supervisor with a question, you are encouraged to discuss the question with our General Counsel or Head of Human Resources or report the matter directly to the board of directors or a committee of the board of directors through our Whistleblower hotline provided on our website.

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Amendments
This Code may be amended by the board of directors.  We must report promptly any amendments pertaining to executive officers or senior financial officers as required by applicable laws, rules or regulations.